Exhibit 99.1

NEWS RELEASE

For more information, contact:

Donna Rupp, 662-324-4744 (Cadence)

CADENCE FINANCIAL CORPORATION

ANNOUNCES RETIREMENT OF

L.F. MALLORY, JR. AS CHAIRMAN AND CEO

Mark Abernathy to be Elected CEO

Paul B. Murphy, Jr. to be Elected Chairman of the Board

STARKVILLE, Miss. (February 17, 2011) – Cadence Financial Corporation (NASDAQ: CADE), the parent company of Cadence Bank, N.A., today announced that L.F. Mallory, Jr. plans to retire as Chairman and CEO effective immediately following the consummation of the sale of the Company to Community Bancorp LLC (“CBC”) through a merger transaction. Following Mr. Mallory’s retirement, Mark Abernathy, the Company’s President, is expected to be elected CEO and Paul B. Murphy, Jr., CBC’s President, is expected to be elected Chairman of the Board of Cadence Financial Corporation. The merger transaction is expected to close the first week in March 2011.

Lewis Mallory has served as CEO of Cadence since 1978. During his tenure as CEO, the bank grew from approximately $100 million in assets to over $2.0 billion and expanded from its home market in northeast Mississippi to markets in Tennessee, Alabama, Georgia and Florida. He joined National Bank of Commerce, the predecessor of Cadence Bank, in 1965 following his graduation from Mississippi State University. He was named President in 1974, CEO in 1978 and promoted to Chairman and CEO in 1993.

“I am honored to have served as Cadence’s Chairman and CEO for the past 17 years,” stated Mr. Mallory. “Since I joined the bank in 1965, my fellow employees, our senior management team and the board of directors have become a big part of my life. We have worked hard together to serve our communities and have grown to be the leading bank in our home market in the Golden Triangle in east Mississippi. I am proud of our bank’s contribution to our communities and the customers we serve.”

“I am also pleased that Mark Abernathy will be named CEO of Cadence upon my retirement. He joined Cadence 16 years ago, and he succeeded me as President and Chief Operating Officer of the bank after four years on the job. He has grown in that role over the years and has been a key member of our team.

“My retirement conforms to plans our Board put into place three years ago,” stated Mallory. “I am extremely gratified that Mark and Paul will lead Cadence in the future. With the expected injection of over $100 million of new capital into Cadence by CBC and fresh, new leadership headed by Mark and Paul, I believe Cadence will continue its strong support of its customers and communities,” concluded Mr. Mallory.

Commenting on Mr. Mallory’s retirement, Paul Murphy said, “I look forward to joining forces with Cadence and Mark Abernathy. Lewis Mallory is a man of great character and integrity and I have tremendous respect for him. Lewis has been the driving energy in building Cadence and the employees and customers have a lot to look forward to as we build on his legacy.

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CADE Announces Retirement of L.F. Mallory, Jr. as Chairman and CEO

February 17, 2011

“Following the close of our transaction, Cadence will continue with its existing name, charter and employee team to serve its customers across the Company’s five-state market. I am proud to continue the 124-year old banking heritage and traditions of Cadence Bank,” concluded Mr. Murphy.

About Cadence Financial Corporation

Cadence Financial Corporation is a $1.6 billion bank holding company providing full financial services, including banking, trust services, mortgage services and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

About Community Bancorp LLC

Community Bancorp LLC is a bank holding company, headquartered in Houston, Texas. CBC has raised equity capital commitments of $1 billion for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital and industry expertise CBC can provide.

Forward-Looking Statements:

This press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements, including as a result of factors outside CBC’s or Cadence’s control, such as economic and other conditions in the markets in which CBC and Cadence operate; inability to complete the merger; managements’ ability to effectively execute their respective business plans, including any changes in management or employees; regulatory enforcement actions to which Cadence is currently and may in the future be subject; changes in capital classification; changes in the economy affecting real estate values; inability to attract and retain deposits; changes in the level of non-performing assets and charge-offs; changes in the financial performance and/or condition of borrowers; inflation, interest rate, cost of funds, securities market and monetary fluctuations; changes in laws and regulations; and competition. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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